Filed Pursuant to Rule 433
Registration Statement No. 333-272447

AUTOCALLABLE STRATEGIC ACCELERATED REDEMPTION SECURITIES® (STARS®)

Autocallable Strategic Accelerated Redemption Securities® Linked to the Invesco S&P 500® Equal Weight ETF
Issuer	Canadian Imperial Bank of Commerce (“CIBC”)
Principal Amount	$10.00 per unit
Term	Approximately six years, if not called on the first five Observation Dates
Market Measure	The Invesco S&P 500® Equal Weight ETF (Bloomberg symbol: "RSP")
Automatic Call	Automatic call if the Observation Level of the Market Measure on any of the Observation Dates is equal to or greater than the Call Level
Observation Level	The Closing Market Price of the Market Measure on any Observation Date times its Price Multiplier as of that day
Observation Dates	Approximately one, two, three, four, five and six years after the pricing date
Call Level	100% of the Starting Value
Call Amounts (per Unit)	[$10.50 to $10.60] if called on the first Observation Date, [$11.00 to $11.20] if called on the second Observation Date, [$11.50 to $11.80] if called on the third Observation Date, [$12.00 to $12.40] if called on the fourth Observation Date, [$12.50 to $13.00] if called on the fifth Observation Date, and [$13.00 to $13.60] if called on the final Observation Date, each to be determined on the pricing date
Payout Profile at Maturity

•     If not called but the Market Measure does not decline by more than 15%, a return of principal

•     If not called, 1-to-1 downside exposure to decreases in the Market Measure beyond a 15% decline, with up to 85% of the principal amount at risk

Threshold Value	85% of the Starting Value
Investment Considerations	This investment is designed for investors who anticipate that the Observation Level on at least one of the Observation Dates will be equal to or greater than the Call Level and, in that case, accept an early exit from the investment, and are willing to accept that their return on their investment will be capped at the applicable Call Premium, take downside risk below a threshold and forgo interim interest payments.
Preliminary Offering Documents	https://www.sec.gov/Archives/edgar/data/1045520/000110465925068936/tm2519500d48_fwp.htm
Exchange Listing	No

You should read the relevant Preliminary Offering Documents before you invest. Click on the Preliminary Offering Documents hyperlink above or call your Financial Advisor for a hard copy.

Risk Factors

Please see the Preliminary Offering Documents for a description of certain risks related to this investment, including, but not limited to, the following:

•           If the notes are not called, depending on the performance of the Market Measure as measured shortly before the maturity date, you may lose up to 85% of the principal amount.

•           Your investment return is limited to the return represented by the applicable Call Premium.

•           Payments on the notes, including any repayment of principal, are subject to the credit risk of CIBC, and actual or perceived changes in the creditworthiness of CIBC are expected to affect the value of the notes. If CIBC becomes insolvent or is unable to pay its obligations, you may lose your entire investment.

•           The initial estimated value of the notes on the pricing date will be less than their public offering price.

•           If you attempt to sell the notes prior to maturity, their market value may be lower than both the public offering price and the initial estimated value of the notes on the pricing date.

•           As a noteholder, you will have no rights of a holder of shares of the Market Measure or the securities held by the Market Measure, and you will not be entitled to receive securities, dividends or other distributions by the issuers of those securities.

Final terms will be set on the pricing date within the given range for the specified Market-Linked Investment. Please see the Preliminary Offering Documents for complete product disclosure, including related risks and tax disclosure.

Canadian Imperial Bank of Commerce (CIBC) has filed a registration statement (including a product supplement, a prospectus supplement, and a prospectus) with the U.S. Securities and Exchange Commission (SEC) for the offering to which this document relates. Before you invest, you should carefully read these documents and other documents that CIBC has filed with the SEC for more complete information about CIBC and this offering. You may get these documents without cost by visiting EDGAR on the SEC Website at www.sec.gov. CIBC's Central Index Key, or ClK, on the SEC website is 1045520. Alternatively, MLPF&S or BofAS will arrange to send you these documents if you so request by calling toll-free at 1-800-294-1322.